Exhibit 10.09

December 4, 2008
AJW Partners, LLC
AJW Partners II, LLC
New Millennium Capital Partners III, LLC
AJW Master Fund, Ltd.
AJW Master Fund II, Ltd.
1044 Northern Boulevard
Suite 302
Roslyn, New York 11576

Ladies and Gentlemen:

We have acted as counsel to AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), in connection with the Securities Financing Agreement, dated as of December 1, 2008, between you and the Company (the "Agreement") and the transactions contemplated therein.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement.  The Agreement, the Registration Rights Agreement, the Notes, the Warrants, the Security Agreement, and the Intellectual Property Security Agreement, the Subsidiary Guaranty are hereinafter referred to collectively as the "Transaction Agreements."

In so acting, we have examined (i) the Transaction Agreements, (ii) the Company's Articles of Incorporation, as in effect on the date hereof (the "Articles of Incorporation"), and (iii) the Company's Bylaws, as in effect on the date hereof (the "Bylaws"), and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

Based on the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

Article 1.        The Company is duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, have all requisite corporate power and authority to conduct their business as described in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2007 (the "10-K"), as amended, and are duly qualified as a foreign corporation to do business in each jurisdiction in which the nature of the business conducted by them makes such qualification necessary and in which the failure to so qualify would have a Material Adverse Effect.

Article II.        (i) The Company and Subsidiary has the requisite corporate power and authority to enter into and perform the Transaction Agreements, and to issue the Notes, the Warrants, the shares issuable upon an event of default in accordance with the terms of the Notes, and the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants, (ii) the execution and delivery of the Transaction Agreements by the Company and the

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consummation by it of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors, or its shareholders is required, (iii) the Transaction Agreements have been duly executed and delivered by the Company, and (iv) the Transaction Agreements constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application and subject to the limitation that the indemnification and contribution provisions of the Registration Rights Agreements may be unenforceable as a matter of public policy.

Article III.      The shares issuable upon an event of default in accordance with the terms of the Notes and the Warrant Shares are duly authorized and, upon issuance in accordance with the terms and conditions of the Notes and the Warrants (as applicable) will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.  The terms and conditions of the Notes are as set forth in the Notes and the terms and conditions of the Warrants are as set forth in the Warrants.  A number of shares of Common Stock sufficient to meet the Company's obligations to issue Common Stock upon full exercise of the Warrants has been duly reserved.

Article IV.      As of the date hereof, the authorized capital stock of the Company consists of (i) 50,000,000,000 shares of Common Stock, par value $0.001 per share of which 4,398,674,337 shares of Common Stock are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  With the exception of those shares listed in the Company's December 31, 2007 Form 10-K and September 30, 2008 Form 10-Q, to the best of our knowledge, no shares of Common Stock or preferred stock are subject to preemptive rights or any other similar rights of the shareholders of the Company pursuant to the Articles of Incorporation of Bylaws or by statute or pursuant to any agreement by which the Company is bound of which we are aware, and to our knowledge are not subject to any liens or encumbrances.  With the exception of those shares listed in the Company's December 31, 2007 Form 10-K and September 30, 2008 Form 10-Q, to the best of our knowledge to the Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Notes, the Warrants, the Conversion Shares or the Warrant Shares.

Article V.       The Company meets the eligibility requirements for the use of Form S-1 for the registration of the Conversion Shares and the Warrant Shares.

Article VI.      Based upon your representations, warranties and covenants set forth in the Agreement, the Securities may be issued to you without registration under the 1933 Act.

Article VII.     Other than necessary approvals that have been obtained, no authorization approval or consent of any court, governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the shareholders of the Company or, to our knowledge, any third party is required to be obtained by the Company for the issuance and sale of the Securities as contemplated by the Transaction Agreements or the consummation of the other transactions contemplated thereby.

Article VIII.   With the exception of items disclosed in the Company's December 31, 2007 Form 10-K and September 30, 2008 Form 10-Q, respectively, and or other SEC filings, to our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of or the authority or ability of the Company to perform its obligations under the Transaction Agreements.

Article IX.      To the best of our knowledge, the Company is not in violation of any term of the Articles of Incorporation or Bylaws.  Neither the Articles of Incorporation nor the Bylaws or the Company are in violation of the Delaware Business Corporation Act.  The execution, delivery and performance of and compliance with the terms of the Transaction Agreements and the issuance of the Notes and the Warrants (and the Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants), do not violate any provision of the Articles of Incorporation or Bylaws, or to our knowledge, any provision of any applicable federal or state law, rule or regulation.  To our knowledge, the execution, delivery and performance of and compliance with the Transaction Agreements and the issuance of the Notes and the Warrants (and the Common Stock issuable upon conversion of the Notes, and upon exercise of the Warrants) have not resulted and will not result in any violation of, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), or result in the creation of any lien, security interest or encumbrance on the assets or properties of the Company pursuant to any contract, agreement, instrument, judgment or decree binding upon the Company which, individually or in the aggregate, would have a Material Adverse Effect.

Article X.       All approvals necessary for you (or any other holder of the Notes or Warrants) to acquire the Notes and the Warrants and the shares issuable upon an event of default in accordance with the terms of the Notes and the Warrant Shares under the laws of the State of Delaware have been obtained and no further approvals are required under the Delaware Business Corporation Act in order for you (or any other holder of the Notes or the Warrants) to engage in a "business combination" with the Company because of your or their acquisition of the Notes, the Warrants or the Warrant Shares.

Article XI.      The provisions of the Security Agreement and Security Guaranty are effective to create enforceable interests in favor of the Secured Party named therein in all of the collateral described therein that is of the type in which a security interest can be created under Article 9 of the Uniform Commercial Code (collectively, the "Filing Collateral").  Insofar as perfection can be accomplished only by the filing of financing statements under the Uniform Commercial Code, upon the filing and proper indexing of the Financial Statements, the Secured Party will have a perfected security interest in such Filing Collateral as to which the security interest in favor of the Secured Party has attached.

These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by an other person, except that the opinions expressed in paragraphs (3) and (6) above may be relied upon by and Interwest Transfer Company, as Transfer Agent.

We have assumed the genuineness of all signatures, the authenticity of all Transaction Agreements submitted to us as originals, the conformity with originals of all Transaction Agreements submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Transaction Agreements (except the due authorization, execution and delivery by the Company of the Transaction Agreements).

A.     We have assumed that each of the parties to the Transaction Agreements other than the Company (the "Other Parties") has the legal rights, capacity and power to enter into, enforce and perform all of its obligations under the Transaction Agreements.  Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Transaction Agreements by each of all the Other Parties, and that the Transaction Agreements are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

B.     In the process of our review of the Form 10-K and any of the other reports filed by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, since the date of the filing of the Form 10-K, although we have not engaged in any independent investigation, and do not assume any responsibility for the accuracy or completeness of the information contained therein, nothing has come to our attention that would lead us to believe that any of such reports contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading, as of its filing date.

Our examination of law relevant to the matters covered by this opinion is limited to the Delaware Business Corporation Act and the federal law of the United States, and we express no opinion as to the effect on the matters covered by this opinion or the laws of any other jurisdiction.  In furnishing the opinion regarding the valid existence and good standing of the Company, we have relied solely upon a good standing certificate issued by the Secretary of State of Delaware on November 24, 2008.

This opinion is given as of the date hereof and we assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

Sincerely,

ANSLOW & JACLIN, LLP

By: /s/ Gregg E. Jaclin
         Greg E. Jaclin